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                                  EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of April 1, 2001, and has been entered into between InterSystems, Inc., a Delaware corporation with its principal offices at 1011 Highway 71, Spring Lake, New Jersey (hereinafter, together with its subsidiaries, called the "Employer" or "Company", except where otherwise specifically referenced) and Walter M. Craig, Jr. (hereinafter called the "Employee").

         WHEREAS, Employer desires to employ the Employee on the terms and conditions set forth herein; and

         WHEREAS, the Employee desires to be employed by the Employer on the terms and conditions set forth herein, now therefore the Employer and Employee agree as follows:

         1. Employment: The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

          2. Term: Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on April 1, 2001 and shall terminate on March 31, 2006 (being five (5) years after the commencement date)(the "Original Term"). Commencing in the year 2003 Employer shall, on or before March 31, 2003, give Employee notice if it does not wish to extend Employee's employment for an additional year beyond the Original Term. If the Employer does not give written notice to Employee during this period or any year thereafter, Employee shall continue in the employ of the Employer for an additional year (the "Extended Term"). The Extended Term provides Employee with not less than a 3-year evergreen term of employment. During any Extended Term, the terms of Employee's employment will be as set forth in this Agreement and as amended in writing from time-to-time, including Employer's obligation to give notice if Employer will not renew Employee's employment for an Extended Term. If Employer gives written notice of its decision not to renew Employee's employment, Employee will continue in the employ of Employer for three (3) years on the terms set forth in this Agreement, as amended (the "Term"). At the end of the Original Term, or any Extended Term, Employer will pay Employee a severance payment equal to one-twelfth (1/12) of Employee's most recent annual salary and bonus compensation multiplied by the total number of years Employee was employed by Employer (or an affiliate) with ten (10) years of service agreed to having been accrued as of the date hereof (the "Severance Payment"). If Employee should die during any Term of this agreement or the "severance" pay period, compensation shall be paid to his estate for the period of the time remaining, but not in excess of 24 months. At the end of any Term of Employment hereby, if Employee is offered to continue his employment, but refuses to accept such continuation, Employee, at his option, shall then, if able, act as a consultant to Employer for two (2) years at annual compensation of 50% of his last annual salary and incentives, and if Employee has elected to so continue as a consultant, he shall dedicate approximately 50% of his work- related hours to the Employer and shall not perform any services, consulting or otherwise, for any company, person or entity that competes directly with Employer's businesses.

         3. Compensation: The following payments and incentives are granted to and will be made to Employee for services rendered hereunder:

                  (a) The Employer will pay the Employee an annual salary of $185,000, payable bi-monthly (the "Base Salary"), which Base Salary will be increased each calendar year to reflect the percentage increase in the Consumer Price Index for the New York metropolitan area for the most recently completed year (the "CPI"), and other increases, from time-to-time, as may be approved by the Company's Board of Directors.
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                  (b) Employee will receive the following annual bonus
         compensation, paid quarterly, at the minimum level during the year then occurring:

                           (i)      The greater of $20,000 per annum; or

                           (ii) 5% of the consolidated pre-tax profits of the Company.

                  (c) Stock Incentives. Employee is hereby granted the following rights and benefits as considerations for entering into this Agreement and for providing the services required hereunder:

                           (i) A grant of 100,000 common stock purchase options, each entitling Employee to purchase one share of the Company's Common Stock at a price of $.25 per share and expiring on March 31, 2011. Such options shall be immediately exercisable and shall be evidenced by a stock option agreement containing such terms and provisions (in addition to those set forth herein) as are customarily contained in options granted to the Company's other employees

                           (ii) A grant of an aggregate of 300,000 common stock purchase options which shall expire on March 31, 2011 and shall not become exercisable until October 1, 2010, such options are granted in six groups, of 50,000 options each, ,each option entitling the Employee to purchase one share of the Company's Common Stock at the respective exercise price set forth below and becoming exercisable at an earlier date subject to the Company's attaining the respective earnings set forth below. The options within each group will become exercisable at an earlier date pro rata based upon the extent to which the respective earnings threshold is exceeded. As an example, when the Company has had cumulative pre-tax earnings during the term of this Employment Agreement of $250,000, 25,000 of the options having an exercise price of $.25 will become exercisable; when the Company has had cumulative pre- tax earnings during such term of $1,500,000, a total of 150,000 options will be exercisable, consisting of all of the options having an exercise price of $.25 per share, all of the options having an exercise price of $.50 per share and all of the options having an exercise price of $.75 per share. Once any such options have become exercisable, they will not thereafter become unexercisable as a result of subsequent losses the Company may incur. For purposes of this agreement, the Company's pre-tax earnings for a particular period or periods shall consist of the Company's earnings, determined on a consolidated basis, and as reflected in its reports that it files with the Securities and Exchange Commission, before payment of all local, state and federal income taxes, but after deduction of all other expenses allocable to such period or periods. For purposes of determining the number of such options that are exercisable hereunder, the Company's cumulative pre-tax earnings for the term of this Agreement shall be determined at the end of each of the Company's fiscal quarters during such term. Such options shall be evidenced by a stock option agreement containing such terms and provisions (in addition to those set forth herein) as are customarily contained in options granted to the Company's other employees.


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
                                                                       Earlier Exercisability Pro -Rata
                                                                       Based Upon Pre-tax Earnings
                  Number of Options         Exercise Price             During Term of Contract
                  -----------------         --------------             -----------------------
                  50,000                    $ .25                      $0         -    500,000
                  50,000                    $ .50                      $500,001   - $1,000,000
                  50,000                    $ .75                      $1,000,001 - $1,500,000
                  50,000                    $1.00                      $1,500,001 - $2,000,000
                  50,000                    $1.25                      $2,000,001 - $2,500,000
                  50,000                    $1.50                      $2,500,001 - $3,000,000

The foregoing stock incentives shall be protected against any dilution resulting from stock splits or any other reclassifications affecting the Company's common stock.

                  (d) Management Payment: If, at any time during the term of this Agreement, (i) the stockholders, called to elect the Company's Board of Directors, do not elect individuals as recommended by Coast Capital Partners, LLC. ("Coast Capital") to a majority of the seats on the Board of Directors, or (ii) the common stock of the Company is acquired through a tender offer, contract purchase or otherwise such that at the next meeting of stockholders that is called to elect the Company's Board of Directors, Coast Capital, either directly or through appointees, does not control a majority of the seats on the Company's Board of Directors, or (iii) substantially all of the assets of the Company are sold (hereinafter (i) - (iii) referred to as a "Transaction"), such that the value of the Transaction (less deduction for associated expenses) is in excess of the amount equal to two times the Company's book value at December 31, 2000, plus the Company's after tax profits for each fiscal quarter since December 31, 2000 (for purposes of this calculation, "Net Worth"), the Employee shall receive from the Company a cash payment equal to the greater of (i) 1% of the amount by which the value of the Transaction exceeds the Net Worth (such payment hereinafter referred to as the "Net Worth Payment") or
         (ii) 2X the average of all forms of the Employee's compensation from Employer, its subsidiaries and affiliated companies over the last three
         (3) years (the "Management Payment"). The Management Payment shall not be paid in lieu of any other payment required to be paid to Employee hereunder, but in addition to such payments, and this Agreement shall remain in full force and effect after such payment. Any Management Payment to be made hereunder shall be made in cash within a reasonable period of time, but not to exceed sixty (60) days from the closing date of the Transaction.

         4. Extent of Services and Duties: The Employee is employed as President and Chief Executive Officer of the Company. His duties shall be consistent with the responsibilities of such office. He shall be responsible for all day-to-day operations related to such office. Employee shall perform activities related to such office as assigned to him by the Company's Board of Directors. Employee shall not be required to relocate his chosen place of residence to perform his duties under this Agreement.

         5. Vacation: The Employee shall be entitled each year to a vacation of four (4) weeks during which time his compensation shall be paid in full and all benefits shall remain in effect.

         6. Fringe Benefits and Expenses: The Employee shall be entitled to participate on the same basis, except where stated otherwise in this Agreement, and subject to the same qualifications as other executives of the Employer, in any pension, profit sharing, stock purchase, savings, hospitalization, sick leave and other fringe benefit plans in effect from time to time with respect to executives of the Employer (the "Fringe Benefits"). The Employer agrees that each of the Fringe Benefits of the Employer in effect on the date hereof, or at any time during the Employment Period, shall not be terminated or modified in any manner which reduces the benefits of the Employee without first obtaining the written consent of the Employee. The Employee is entitled to reimbursement, upon presentation of vouchers indicating the amount and purpose, for reasonable expenses incurred on behalf of the Employer.


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          7. Disability: In the event that the Employee shall have been prevented from substantially rendering the services required under this Agreement by reason of his disability (as confirmed by medical authority and Social Security guidelines) for a period of sixty (60) consecutive days, Employer shall have the right to terminate this Agreement upon thirty (30) days' written notice provided such disability continues during said notice period. If the Employer terminates this Agreement as a result of Employee's disability, Employee will receive from Employer, until 65 years of age, monthly disability payments in an amount equal to the greater of 60% of Employee's final Base Salary or $15,000 per month (which shall include any disability payments from state or federal authorities), as well as the severance payment then applicable and as set forth in paragraph 2 hereof. In order to cover this payment, Employer will purchase such disability insurance under which the Employee is the insured and beneficiary which will cover not less than 80% of the payment required to be made under this provision.

          8.  Termination:

                  (a) Termination for Employee's Breach: Employer shall have the right to terminate this Agreement and the employment hereunder if Employee violates his responsibilities under paragraph 4 of this Agreement after having received notice of such violation from Employer's Board of Directors which notice shall set forth how Employee would cure the expressed violation and thirty (30) days to take measures to cure such violations as proposed by Employer's Board of Directors. At such time as the Employer's Board of Directors addresses such charges, Employee notified of the impending discussion and the arguments to be made for termination and Employee may submit a written response of such claims which shall be read to all Directors at the meeting. Employer may immediately terminate this Agreement and the employment hereunder by reason of (i) determination by Employer's Board of Directors that there has been a defalcation of the Employer's funds by Employee, but such termination may not be immediate if amounts that are in question relate to expenses that have been deemed by Employee to be business expenses. If the Board finds that such expenses were not business related, Employee shall, within 30 days, reimburse the Company for such amounts, (ii) conviction of Employee on a felony charge, or
         (iii) a panel from the American Arbitration Association determines with Employee having the right to argue his case that Employee has had unauthorized discussions of Employer's business activities or improperly disclosed trade secrets or confidential information concerning Employer's business activities or proposed business activities and which discussions are found to have an immediate, material adverse effect on Employee.

                  (b) Termination for Employer's Breach: Employee shall have the right to terminate this Agreement if the Employer materially breaches any of the provisions hereof and such breach is not cured within thirty
         (30) days after the Employer receives written notice from Employee thereof. In such event, or in the event of a wrongful termination of Employee, all monies due to Employee through the term of the Agreement shall be paid by Employer in a lump sum amount within thirty (30) days of Employee's termination, with bonuses to be paid when earned and the Severance Payment to be immediately paid. Employee shall have no obligation to mitigate his loss or damages occasioned as a result of such termination.

          9. Confidential and Proprietary Information: Employee agrees to keep secret all confidential information, trade secrets or proprietary information acquired by him/her during his/her employment concerning the business and affairs of the Employer (the "Information") and further agrees for a period of one (1) year after the termination of his/her employment, for any reason, not to disclose any such Information to any person, firm or corporation other than as directed by Employer, unless and until such Information becomes known outside of Employer (other than through any violation by the Employee of his/her obligation hereunder). Employee also agrees, upon request by Employer, to execute a confidential non-disclosure agreement if Employer has same prepared to protect the confidentiality of certain information relating to the Company.

         10.  Miscellaneous Provisions:

                  (a) Notices and Communications: All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested,


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         to the addresses first above written or to such other address of which notice shall have been given in the manner herein provided.

                  (b) Entire Agreement: All prior agreements and understandings between the parties with respect to the subject matter of this Agreement are superceded by this Agreement and this Agreement constitutes the entire understanding between the parties with respect to employment of the Employee by Employer, and Employer and Employee hereby release the other from any claims or amounts due under said prior agreements. This Agreement may not be modified, amended, changed or discharged, except by a writing signed by the parties hereto and then only to the extent therein set forth.

                  (c) Non-Assignment: This Agreement shall be binding upon and inure to the benefit of the parties hereto, and any administrator, executor and successor of Employer. This Agreement may not be assigned by either of the parties hereto without prior written consent of the other party.

                  (d) Waiver: No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent set forth therein.

                  (e) Section Headings: The section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this Agreement nor used in any interpretation thereof.

                  (f) Governing Law: This Agreement and the relationship of the parties hall be governed by and construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of April 1, 2001.

ATTEST:                                      INTERSYSTEMS, INC.



______________________________               By:________________________________

Name:                                             Name:
                                                  Title:

WITNESS:

______________________________               ___________________________________
Name:                                        Employee



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